UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

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Securities Exchange Act of 1934

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CYS Investments, Inc.

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EXPLANATORY NOTE

CYS Investments, Inc. (the “Company”) is filing this Amendment No. 1 to Schedule 14A to correct the statement on page two of the definitive additional proxy materials (the “Supplemental Materials”) filed earlier today that “as of the filing of these materials, ISS had not responded to our communication”. After the Company filed the Supplemental Materials, the Company was made aware that ISS had in fact sent a response to its April 29, 2016 communication. The applicable statement on page two of the Supplemental Materials has been revised to indicate that “We reached out to ISS on Friday, April 29 in an effort to discuss ISS’s report. On Sunday, May 1, ISS responded, indicating, among other things, that there is no reason for discussion at this time.” No other changes were made to the Supplemental Materials.

The following information supplements the Proxy Statement of CYS Investments, Inc., filed with the Securities and Exchange Commission on March 30, 2016 (the “2016 Proxy”) and should be read in conjunction with such Proxy Statement. Supplemental Proxy Materials: CYS Investments, Inc. Executive Compensation May 4, 2016

To Our Stockholders CYS Investments, Inc. (“CYS”, “we”, “our”, the “Company”) seeks your support at our 2016 annual meeting of stockholders on May 13, 2016 (the “Annual Meeting”) and ask that you vote FOR Proposal 2, the approval, by non-binding vote, of our executive compensation for 2015 (the “Say-on-Pay Proposal”). Glass-Lewis recommended that CYS stockholders vote FOR the Say-on-Pay Proposal, and Institutional Shareholder Services, Inc. (“ISS”) recommended a vote against the Say-on-Pay Proposal. Although our 2015 compensation program and Compensation Discussion and Analysis remained substantially similar to the prior year, ISS’s 2016 recommendation departs from its 2015 recommendation, which was in favor of our executive compensation. There is no apparent rational basis for ISS’s 2016 recommendation. We reached out to ISS on Friday, April 29 in an effort to discuss ISS’s report. On Sunday, May 1, ISS responded, indicating, among other things, that there is no reason for discussion at this time. We designed our executive compensation plan to link our executive compensation to our operating results, and financial condition, effectively aligning it with the long term interests of our stockholders. In 2015, our absolute total stockholder return performance was below our targets and goals, and because our total compensation is directly linked to performance, our CEO’s 2015 total compensation was reduced by 39% compared to 2014. We disagree with ISS’s recommendation, and have prepared the following presentation to further enhance the transparency of our executive compensation program and supplement the information provided in the 2016 Proxy.

Paid total dividends on common shares of $1.10 per share representing an annualized dividend yield of 14.6%1 and outperformed all but two competitors in our performance peer group in terms of total stockholder return (“TSR”), assuming reinvestment of dividends. Repurchased 10,559,493 shares of our common stock for an aggregate purchase price of approximately $87.7 million at a weighted-average price of $8.28 per share.  Reduced operating expenses resulting in an expense ratio of 1.12% of average stockholders’ equity, a decrease from 1.19% for the year ended December 31, 2014.   Maintained leverage at 6.77 to 1.   Maintained liquidity at 66.2% of stockholders’ equity, approximately $1.1 billion at December 31, 2015. 2015 Performance Highlights 1 Using the closing price per share of $7.13 on December 31, 2015.

Strong approval of our 2015 Say-on-Pay proposal At our 2015 Annual Meeting, we received approximately 93% approval on the advisory vote on named executive officer (“NEO”) compensation, which we believe was based in great part on significant changes we made to our incentive compensation plan in 2014 and our stockholder outreach efforts. Meaningful 2015 Shareholder Outreach Participated in an investor outreach program in the summer and fall of 2015 with our 40 largest institutional investors, representing approximately 58% of our outstanding voting securities as of the time of the initial outreach effort, to discuss and obtain feedback on executive compensation and corporate governance matters. Reduction in 2015 Compensation CEO pay was reduced by 39% based on 2015 performance. Other NEO’s pay was reduced by 33%. Decrease attributable to our 1YR and 3YR absolute and relative TSR performance. Pay for Performance Compensation Program 76% of our CEO’s targeted compensation is variable and at-risk, subject to the achievement of performance goals, with only 24% of his target compensation reflecting fixed pay. Our CEO’s 2015 compensation was 23% below his 2015 targeted amount. Continued Use of Formulaic Incentive Compensation 75% of our CEO’s incentive compensation is based on pre-established objective performance hurdles (60% for other NEOs). 25% is determined at the discretion of the Compensation Committee based on the achievement of qualitative individual goals (40% for other NEOs). Strong Compensation Governance Compensation “clawback” policy. Double trigger change-in-control provisions for stock awards. Prohibit pledging of Company stock by executive officers and directors. Prohibit hedging transactions and short sales by executive officer and directors. Maintain stringent stock ownership guidelines. Utilize an independent compensation consultant. 2015 Executive Compensation Highlights

Restricted Stock Incentive $1,218,750 Ranges from 0%-169% of target based on actual performance and represents 50% of our annual incentive plan Shares earned vest ratably over a 5 year period CEO 2015 Target and Actual Pay Annual Cash Incentive Target of $1,218,750 Ranges from 0%-169% of target based on actual performance and represents 50% of our annual incentive compensation opportunity Base Salary $750,000 Fixed cash compensation to attract and retain talent. Total Annual Target Compensation $3,187,500 2015 CEO Pay Opportunity Actual CEO Compensation for 2015 Performance Based on 2015 performance, our CEO’s compensation was 23% below the target amount due to our performance in relation to the pre-established performance hurdles (discussed in more detail on following slide). Our CEO’s compensation was reduced by 39% from the prior year (based on stock award granted in the following fiscal year for the preceding year’s performance). Performance Year Base Salary Annual Cash Incentive Restricted Stock Incentive Total Direct Compensation 2015 $750,000 $850,000 $850,000 $2,450,000 2014 $750,000 $1,645,333 $1,645,333 $4,040,666

Determination of 2015 Incentive Compensation

The 2015 incentive compensation plan is based 75% on objective performance metrics and 25% on qualitative performance for our CEO (for our other NEOs the award is 60% and 40%, respectively). As noted in our 2015 and 2016 Proxy Statements, performance hurdles in the quantitative component of our incentive compensation plan have stayed the same from 2014-2016. The only significant changes in the plans over the last two years was to equalize the long-term and short-term quantitative payout percentages. We disclosed in our 2014 proxy statement that we would be phasing in these changes when we restructured our incentive compensation plan to better align compensation with longer-term total stockholder returns.

2015 Quantitative Measures

Performance Criteria	Weighting	No Payout	Minimum	Target	Maximum	Actual Results
Absolute 1-year TSR(1)	35%	Less than 4%	4%	10%	Greater than 12%	**-6.41% (no payout)**
Absolute 3-Year TSR(1)	15%	Less than 12%	12%	30%	Greater than 36%	**-7.76% (no payout)**
Relative 1-Year TSR(1)(2)	25%	Rank 12th -15th	Rank 8th -11th	Rank 4th -7th	Rank 1st -3rd	**10th (minimum payout)**
Relative 3-Year TSR(1)(2)	25%	Rank 12th -15th	Rank 8th -11th	Rank 4th -7th	Rank 1st -3rd	**3rd (max payout)**

2015 Qualitative Measures

In 2015, each of the NEOs had qualitative objectives to achieve, several of which were regarded as meaningfully impactful, or "high-level" objectives, to our business and operation. The Board determined that each of the NEOs performed at a high-level, above and beyond their day-to-day duties. For our CEO, this included the achievement of the following high-level objectives:

- Continued to evaluate investment opportunities and borrowing and hedging alternatives in a changing mortgage environment.
- Attained membership in the Federal Home Loan Bank System and issued structured term debt.
- Determined whether a new corporate headquarters would be beneficial and oversaw the identification of a location and a plan for the move.

(1) Total stockholder return (TSR) is based on changes in book value and dividends, with dividends reinvested.
(2) 2015 Performance-Based Peer Group is comprised of mostly residential mortgage REITs and included the following companies:: American Capital Agency Corp., American Capital Mortgage Investment Corp., Annaly Capital Management, Inc., Anworth Mortgage Asset Corporation, Armour Residential REIT, Inc., Capstead Mortgage Corporation, Hatteras Financial Corp., Invesco Mortgage Capital, Inc., MFA Financial, Inc., New York Mortgage Trust, Inc., Redwood Trust, Inc., Starwood Property Trust, Inc., Two Harbors Investment Corp. and Western Asset Management Corp.

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Actual 2015 Incentive Awards The table below sets forth the 2015 incentive award opportunity for our CEO: Name Minimum Target Maximum Actual Results Paid in Cash (50% of award) Paid in Restricted Stock (50% of award) Kevin E. Grant $750,000 $2,437,500 $4,125,000 $1,700,000 $850,000 $850,000 Key Highlights of 2015 Incentive Compensation Plan: Paid 50% in cash and 50% in restricted stock; Restricted stock vests ratably over a 5 year period; 2015 restricted stock awards were paid on February 12, 2016 and relate to 2015 performance, but due to SEC reporting rules will be included in next year’s 2016 Summary Compensation Table; Incentive compensation payout was reduced by 48% from 2014, and was 23% below the target amount; The 2016 Incentive Compensation Plan remains largely unchanged from the 2015 program, except for the TSR goals will be equally weighted 25% each.

Conclusion We urge stockholders to review our 2016 Proxy Statement, including the Compensation Discussion and Analysis, and form their own independent, objective opinions as to the reasonableness and appropriateness of our executive compensation program. If you have any questions or would like additional information, please contact Thomas Rosenbloom, our Executive Vice President of Business Development, General Counsel and Secretary at (617) 639-0414, or thomas.rosenbloom@cysinv.com We seek your support at our 2016 annual meeting of stockholders and ask that you vote FOR Proposal 2, the approval, by non-binding vote, of our executive compensation for 2015.